UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2013

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-54361	33-1007393
(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(Address of Principal Executive Offices and Zip Code)

(651) 389-4800

(Registrant’s telephone number, including area code)

BioDrain Medical, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In September 2013, the Company received a request to issue 4.9 million shares of its common stock (the “Shares”) to a group of partnerships and individuals in connection with a cashless exercise of stock purchase warrants. Some of these warrants were originally issued to the group in connection with a series of cash investments in the Company between 2008 and 2012. In processing the exercise, the Company commenced an internal investigation regarding the warrants and withheld delivery of all of the Shares to the group, except for 160,000 shares which were delivered to the group in the exercise of one of the investment warrants prior to the investigation. The Company’s balance sheet as of September 30, 2013 reflects the entire 4.9 million Shares as being outstanding (representing 2.2% of the Company’s outstanding shares).

The Company requested that the group supply information about the consideration for the warrants other than those issued for cash investments, as well as the circumstances under which some of the warrants were modified and reissued in 2012 to reduce the exercise price and extend the terms, among other matters.

On November 27, 2013, the Board unanimously authorized management to take action to cancel the Shares (net of the 160,000 delivered Shares described above). The Board also directed that the Company amend its records to reflect as outstanding the warrants that were originally issued to the group for their cash investments, according to their original terms. Therefore, the Company’s records now indicate that the group holds 5.1 million warrants at a weighted average exercise price of $0.17 per share. According to the terms of the warrants presented by the group, prior to the requested exercise, the group would have held 6.3 million warrants at a weighted average exercise price of $0.08 per share.

The group asserts that its cashless exercise, as requested, was valid and has demanded the delivery of the additional 4.8 million Shares described above. If the group proves its assertion, it would likely result in (i) the delivery to the group of some or all of the 4.8 million Shares, which were reflected as outstanding on the Company’s balance sheet as of September 30, 2013, or (ii) reinstatement of all warrants asserted by the group under their amended terms, including lower exercise prices. Management does not believe that such delivery or reinstatement would have a material impact on the Company’s financial condition or results of operations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2013

SKYLINE MEDICAL INC.

By:	/s/ Josh Kornberg
Josh Kornberg
President and Chief Executive Officer

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